Exhibit (e)(5)

DEED OF IRREVOCABLE UNDERTAKING

(Non-Director Shareholders)

To:	Amaya Gaming Group Inc. (“Offeror”)
7600 Trans-Canada Hwy Pointe-Claire Canada QC H9R 1C8

From:	K2 & Associates Investment Management Inc.
444 Adelaide St. West, Suite 200 Toronto
Canada ON, M5V 1S7

Dear Sirs,

Acquisition of CryptoLogic Limited (“Target”)

I understand that Offeror may offer to acquire the ordinary shares of no par value of the Target (the “Ordinary Shares”) by way of a takeover offer within the meaning of Part XVIII of the Companies (Guernsey) Law, 2008 (as amended) (the “Companies Law”). This undertaking sets out the terms and conditions on which I will accept the Offer (as defined in paragraph 11 of this undertaking).

Shareholdings

1.	I irrevocably and unconditionally undertake, represent and warrant to the Offeror that:

(a)	I am the registered holder of the number of Ordinary Shares in the capital of the Target shown in Part A of Schedule 1 (“Target Shares”) and I hold these free of any lien, charge, option, equity or encumbrance or other third party right of any kind;

(b)	I am the beneficial owner of the number of Ordinary Shares in the capital of the [Target shown in Part B of Schedule 1 (the “Beneficial Shares”) and I own these free of any lien, charge, option, equity or encumbrance or other third party right of any kind;

(c)	other than as set out in this paragraph 1, I do not have any interest (as defined in the Code) in any securities of the Target or any rights to subscribe for, purchase or otherwise acquire any securities of the Target; and

(d)	I have full power and authority to enter into this undertaking, to perform the obligations under it, to accept the Offer in respect of the Target Shares and to procure that the registered holder of the Beneficial Shares accepts the Offer in respect of the Beneficial Shares;

Dealings and undertakings

2.	I undertake to the Offeror, that before this undertaking lapses in accordance with paragraph 6 below, I shall not:

(a)	in respect of the Target Shares or any other securities in the Target issued or unconditionally allotted to, or otherwise acquired by me before then (“Further Target Shares”), accept any offer made to acquire shares in the Target or vote for any scheme of arrangement or support any Acquisition Proposal in competition or otherwise in conflict with the Acquisition;

(b)	in respect of the Beneficial Shares or any other securities in the Target of which I become the beneficial owner before such time (the “Further Beneficial Shares”), cause or permit the registered holder to accept any offer made to acquire shares in the Target or vote for any scheme of arrangement or support any Acquisition Proposal in competition or otherwise in conflict with the Acquisition;

(c)	in respect of the Target Shares and any Further Target Shares vote in favour of any resolution, or in respect of the Beneficial Shares and any Further Beneficial Shares, cause or permit the registered holder thereof to vote in favour of, any resolution that would result in any condition of the Acquisition not being fulfilled or that otherwise might reasonably be expected to impede or frustrate the Acquisition in any way; or

(d)	(other than pursuant to the Acquisition) enter into any agreement or arrangement, incur any obligation or give any indication of intent:

(i)	to do any of the acts referred to in paragraphs 2(a) to 2(c); or

(ii)	which, in relation to, or operating by reference to, the Target Shares, the Beneficial Shares or any Further Target Shares or Further Beneficial Shares, would or might restrict or impede me or, in the case of the Beneficial Shares, the registered holder thereof, from accepting the Offer, provided however that, nothing in this paragraph 2 shall prevent me from selling, transferring or disposing of any Target Shares, Beneficial Shares, Further Target Shares or Further Beneficial Shares nor from acquiring any shares or other securities of the Target in the normal course of business on a published market;

and for the avoidance of doubt, references in this paragraph 2(c) to any agreement, arrangement, obligation or indication of intent includes any agreement, arrangement, obligation or indication of intent, whether or not it is legally binding or subject to any condition, or which is to take effect if the Offer lapses or is withdrawn or if this undertaking ceases to be binding or following any other event.

Undertaking to accept the Offer

3.	I irrevocably and unconditionally undertake:

(a)	to accept the Offer in respect of the Target Shares in accordance with the procedure for acceptance set out in the formal document containing such Offer (“Offer Document”) not later than 20 days after the Offeror posts the Offer Document to the Target shareholders and to accept the Offer in respect of any Further Target Shares in accordance with the same procedure not later than three days after I become the registered holder of the Further Target Shares;

(b)	to procure that the registered holder of the Beneficial Shares accepts the Offer in respect of the Beneficial Shares in accordance with the procedure for acceptance set out in the Offer Document not later than 20 days after the Offeror posts the Offer Document to the Target shareholders and to procure that the registered holder of any Further Beneficial Shares accepts the offer in respect of the Further Beneficial Shares in accordance with the same procedure not later than three days after they become the registered holder of the Further Beneficial Shares;

(c)	not to withdraw any acceptances of the Offer in respect of the Target Shares or any Further Target Shares; and

(d)	not to cause or permit the registered holder of the Beneficial Shares and any Further Beneficial Shares to withdraw any acceptances of the Offer in respect of the Beneficial Shares.

Subparagraphs (c) and (d) above shall apply notwithstanding that the terms of the Offer Document and/or applicable law or regulation will confer rights of withdrawal on accepting shareholders.

Documentation

4.	I consent to:

(a)	this undertaking being disclosed to any relevant legal authority, where required;

(b)	the issue of a press announcement in relation to the Offer substantially in the form of the draft in Appendix I attached hereto, subject to any amendments that may be agreed between the Offeror and the Target or as may be required to comply with the requirements of any relevant authority (“Press Announcement”) incorporating references (if any) to me substantially in the form and context in which they appear in the attached draft;

(c)	the inclusion of references to me, and particulars of this undertaking and my legal and beneficial holdings of relevant securities of the Target being Included in the Press Announcement and any Offer Document, and any other announcement made, or document issued, by or on behalf of the Offeror or the Target in connection with the Acquisition; and

(d)	this undertaking being available for inspection in accordance with Rule 26 of the Code or the Listing Rules of the Financial Services Authority.

5.	I undertake to:

(a)	promptly give the Offeror and the Target all information relating to my shareholding in the Target and any assistance in relation to such shareholding as you may reasonably require for the preparation of the Press Announcement (if required) or Offer Document and any other announcement to be made, or document to be issued, by or on behalf of the Offeror or the Target in connection with the Acquisition in order to comply with any relevant regulatory requirement or authority, including requirements of the Code the Financial Services Authority, the London Stock Exchange and all applicable Canadian Securities Laws; and

(b)	immediately notify you in writing of any change in the accuracy or import of any information previously given to you in relation to my shareholding in the Target.

Termination

6.	This undertaking shall lapse and be of no further effect if either

(a)	the Press announcement is not made by 6 February 2012;

(b)	the Offeror announces, with the consent of any relevant authority (if required) and before the Offer Document is posted, that it does not intend to proceed with the Acquisition and no new, revised or replacement Offer is announced in accordance with the Code at the same time or within 28 days thereafter; or

(c)	the Target or a third party announces through a public news service, prior to the Offer becoming unconditional in all respects a firm intention by a third party to make a general offer to acquire the entire issued and to be issued Ordinary Shares (howsoever implemented) on terms which represent (in our reasonable opinion) an improvement on the value of the consideration under the Offer as at the date on which the competing offer is announced (the “Third Party Offer”) unless the Offeror has announced an improvement to the terms of the Offer within 5 business days of the Third Party Offer being made such that the terms of the improved Offer are in the reasonable opinion of the Target’s financial adviser at least as favorable as under the Third Party Offer.

7.	If this undertaking lapses, I shall have no claim against the Offeror.

8.	This undertaking shall not oblige the Offeror to announce or proceed with the Acquisition.

Secrecy

9.	Except as required by applicable law, the Code, any court of competent jurisdiction or any stock exchange in accordance with whose regulations the Target is required to comply, I shall keep secret the possibility, terms and conditions of the Offer and the existence and terms of this undertaking until the Press Announcement is released, provided that I may disclose the same to the Target and its advisers in which case I will procure that they observe secrecy in the same terms. The obligations in this paragraph shall survive termination of this undertaking.

10.	I understand that the information you have given to me in relation to the Offer must be kept confidential until Press Announcement is released or the information has otherwise become generally available. Before this time I will not behave in relation to any qualifying investments or relevant products (as defined in the Financial Services and Markets Act 2000 (“FSMA”) and the Code of Market Conduct made pursuant to the FSMA) in a manner which would amount to market abuse for the purposes of section 118 of FSMA or section 41A to 41G of the Protection of Investors (Bailiwick of Guernsey) Law, 1987, on the information.

Interpretation

11.	In this undertaking:

(a)	Acquisition means the proposed acquisition by, or on behalf of, the Offeror of the Ordinary Shares of the Target, whether pursuant to the Offer or otherwise;

(b)	Acquisition Proposal means any action to solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities, property or properties of the Target or any of its subsidiaries, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding (i) any merger, take-over bid, issuer bid, amalgamation, plan of arrangement, share exchange, business combination, consolidation, recapitalization, tender offer, reorganization, liquidation, dissolution or winding-up, (ii) any sale or acquisition of all, substantially all or a material amount of any assets of the Target or any of its subsidiaries; (iii) any sale, lease, pledge, exchange, mortgage, transfer, purchase or issuance of equity or convertible securities in respect of the Target or any of its subsidiaries; (iv) any similar business combination involving the Target or any of its subsidiaries other than with the Offeror or any other subsidiary of the Offeror; (v) any transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or other transactions contemplated hereby; (vi) any transaction or series of transactions in any manner similar to those stated in (i) to (v) involving the Target or any of its subsidiaries; or (vii) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any person other than the Offeror or any other subsidiary of the Offeror;

(c)	Canadian Securities Laws means all applicable securities laws in the provinces in which Target is a reporting issuer and the respective rules, regulations, instruments, blanket orders and blanket rulings under such laws together with applicable published policies, policy statements and notices;

(d)	Code means the City Code on Takeovers and Mergers; and

(e)	Offer means any offer (including any new, increased, revised or renewed offer) to be made by or on behalf of the Offeror to acquire the Ordinary Shares of the Target.

(f)	The term “acceptance” when referring to the Offer and similar expressions refer to the acceptance of the Offer in accordance with all of the procedures to be set forth in the Offer Document and include any requirements to approve, consent, accept, tender, provide information or to do such other things required of holders of Ordinary Shares in the Offer Document for the Offer to be implemented.

Time of the Essence

12.	Any time, date or period mentioned in this undertaking may he extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

Independent Advice

13.	I confirm that I have been given adequate opportunity to consider whether or not I should give this undertaking and that I have had an opportunity to receive independent about its nature and contents.

Governing Law

14.	This undertaking shall be governed by and construed in accordance with English law and I submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

Application of the Code

15.	I acknowledge that, for the purposes of this undertaking, I will treat express references to the Code in this undertaking as binding, notwithstanding that the Code may not apply to the Offeror, the Target or the Acquisition.

Scheme

16.	I irrevocably and unconditionally undertake that if the Acquisition is switched to be implemented by way of a scheme of arrangement under Part VIII of the Companies Law (the “Scheme”) I will enter into an irrevocable undertaking in analogous terms to those contained within this letter in respect of the Scheme.

SCHEDULE 1

EXISTING SHARES

PART A - Registered Holdings of Target Shares
PB	SEC_DESC	RIC	TDSHARES
CIBC World Markets Inc.	CRYPTOLOGIC EXCHANGE CORP CA COMMON	CXY.TO	10,600

Scotia Capital Inc.	CRYPTOLOGIC LTD CA COMMON	CRY.TO	84,305

BMO Capital Markets	CRYPTOLOGIC LTD TL COMMON	CRYP.O	49,800
CIBC World Markets Inc.	CRYPTOLOGIC LTD TL COMMON	CRYP.O	812,844
Scotia Capital Inc.	CRYPTOLOGIC LTD TL COMMON	CRYP.O	43,250

PART B - Beneficial Holdings of Target Shares
Beneficial Holders
The K2 Principal Fund LP	CRYPTOLOGIC EXCHANGE CORP CA COMMON	CXY.TO	10,600
The K2 Principal Fund LP	CRYPTOLOGIC LTD CA COMMON	CRY.TO	84,305
The K2 Principal Fund LP	CRYPTOLOGIC LTD TL COMMON	CRYP.O	905,894
	Total		1,000,799

*	CRYPTOLOGIC EXCHANGE CORP CA COMMON - Have been submitted for exchange. email attached

Blair Schultz

From:	Daniel Gosselin
Sent:	Wednesday, February 01, 2012 12:33 PM
To:	DL Prime Brokerage Client Service (cibcpb@cibc.ca)
Cc:	Daniel Gosselin; Shannon Gallant; Chris Smith; Blair Schultz
Subject:	CXY exchangeables

Please send in for exchange,

BusinessDate	AccountNumber	Currency	ADPID	TDPosition	SDPosition	MarketPrice	MarketValue	Description
20120131	5150001823	CAD	Cl08326	10600	10600	$2.22	$23,532.00	CRYPTOLOGIC EX

Thx,

Daniel Gosselin | K2 Investment Management | 444 Adelaide Street West, Suite 200 | Toronto,

Canada | (416) 365-2155 fax (416) 703-4443

This message, including any attachments, is intended only for the use of the individual(s) to which it is addressed and may contain information that is privileged/confidential. Any other distribution, copying or disclosure is strictly prohibited. If you are not the intended recipient or have received this message in error, please notify us immediately by reply e-mail and permanently delete this message including any attachments, without reading it or making a copy.

1

APPENDIX I

Press Announcement

SIGNED and DELIVERED as a DEED by • Yours faithfully,
Signature	/s/ Shawn Kimel

Name	Shawn Kimel

in the presence of:

Signature of witness	/s/ BLAIR SCHULTZ

Name	BLAIR SCHULTZ

Address

K2 PRINCIPAL FUND LP

444 ADELAIDE ST WEST

SUITE 200

TORONTO, ON

M5V 1S7